CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
SECOND QUARTER 2023 FINANCIAL RESULTS

Balance Sheet and Asset Quality Remain Strong

CAMDEN, Maine, July 25, 2023/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.8 billion bank holding company headquartered in Camden, Maine, reported net income of $12.4 million and diluted earnings per share of ("EPS") of $0.85 for the second quarter of 2023, decreases of 3% and 2%, respectively, compared to the first quarter of 2023. The Company's second quarter operating results were impacted by continued rising short-term interest rates driving higher deposit and funding costs and compressing net interest margin 14 basis points on a linked quarter basis. The Company's return on average equity was 10.66% and return on average tangible equity (non-GAAP) was 13.55% for the second quarter of 2023, compared to 11.16% and 14.21%, respectively, for the first quarter of 2023.

“Camden National is well-positioned to weather the current turbulent markets, highlighted by prolonged and steep yield curve inversion that has caused significant profitability pressure across the banking industry. Our strong capital levels, asset quality, and reserves provide us with stability for the future,” said Gregory A. Dufour, President and Chief Executive Officer. “As I shared last quarter, our short-term organizational priorities continue to be centered around deposits and net interest margin optimization and maintaining our strong asset quality through proactive management and early identification of any credit-related trends.”

For the first six months of 2023, the Company reported net income of $25.1 million and EPS of $1.72, decreases of 21% and 20%, respectively, compared to the six months ended June 30, 2022. These decreases were primarily driven by the change in interest rates between periods, highlighted by a Federal Funds Interest Rate range of 5.00% - 5.25% at June 30, 2023, compared to a range of 1.50% - 1.75% at June 30, 2022, as well as the write-off of a $1.8 million Signature Bank corporate bond in the first quarter of 2023.

At June 30, 2023, the Company's regulatory capital ratios were well in excess of regulatory requirements; nonperforming assets were 0.09% of total assets; loans 30-89 days past due were 0.05% of total loans; and total deposits increased 1% from the first quarter of 2023.

SECOND QUARTER 2023 HIGHLIGHTS

•Net income decreased $338,000, or 3%, and diluted EPS decreased $0.02, or 2%, compared to the first quarter.
•Net interest margin decreased 14 basis points to 2.40%, compared to the first quarter of 2023, as funding costs increased 36 basis points, partially offset by an increase in interest-earning asset yields of 20 basis points.
•Loans and deposits each grew 1% during the second quarter of 2023.
•Asset quality remained strong, with non-performing assets totaling 0.09% of total assets and 0.13% of total loans, and loans 30-89 days delinquent remained 0.05% to total loans, and, as a result, the allowance for credit losses (“ACL”) on loans to total loans ratio remained stable at 0.90% of total loans, a decrease of 1 basis point from March 31, 2023.
•Uninsured and uncollateralized1 deposits at June 30, 2023 and March 31, 2023 totaled $699.1 million and $691.5 million, respectively, and were 15% of total deposits at each date.
•Available liquidity sources totaled $1.4 billion, or 2.0 times, uninsured and uncollateralized deposits, at June 30, 2023, compared to $1.3 billion, or 1.9 times, at March 31, 2023.
•Loan-to-deposit ratio was 88% at both June 30, 2023 and March 31, 2023.
•Announced a cash dividend of $0.42 per share, representing an annualized dividend yield of 5.42%, based on the Company's closing share price of $30.97, as reported by NASDAQ on June 30, 2023, payable on July 31, 2023, to shareholders of record on July 14, 2023.
•Repurchased 65,692 shares of common stock at an average price of $33.36 per share representing capital usage of $2.2 million.

FINANCIAL CONDITION

As of June 30, 2023, total assets were $5.8 billion, an increase of $78.2 million, since December 31, 2022.

Loans
Loans at June 30, 2023, totaled $4.1 billion, an increase of 3% since December 31, 2022 and a 1% increase since March 31, 2023.
•Residential real estate loans grew 4% and commercial real estate loans grew 3% in the first six months of 2023.
•Residential real estate loan production decreased 56% for the first six months of 2023 in comparison to the same period in 2022. In light of the current interest rate environment, the Company has made a deliberate shift in its loan pricing strategy in 2023 to help slow on-books loan production compared to the previous years and to drive more residential loan sales. The Company sold 37% of residential mortgages it originated through the six months ended June 30, 2023, compared to 21% for the same period in 2022.
•At June 30, 2023, the committed retail and commercial loan portfolio pipelines totaled $62.7 million and $40.4 million, respectively. As of June 30, 2023, 50% of the committed residential real estate loan portfolio was designated for sale.

Investments
Investments totaled $1.2 billion as of June 30, 2023, a decrease of 4% since December 31, 2022, and represented 21% and 22% of total assets as of June 30, 2023 and December 31, 2022, respectively.
•The Company continues to use investment cash flows to support higher-yielding loan growth and to pay-down borrowings.
1 Uncollateralized deposits are customer deposits for which the Company has not pledged any of its assets, including investment securities, or provided any other type of guarantee.

•As of June 30, 2023, the Company's debt securities designated as available-for-sale (“AFS") and held-to-maturity (“HTM”) were in a net unrealized loss position of $138.7 million, compared to $141.5 million as of December 31, 2022.
•As of June 30, 2023, the weighted-average life and duration of the Company's debt securities were 7.7 years and 5.7 years, respectively, compared to 7.8 years and 5.8 years at December 31, 2022.

Deposits
As of June 30, 2023, deposits totaled $4.7 billion, a decrease of 3% since December 31, 2022, and an increase of 1% since March 31, 2023. While we are not able to predict deposit activity with certainty, recent data suggests we are beginning to receive seasonal deposit inflows as anticipated, as local market activity picks up during the summer months.
•Deposit balances were down $133.2 million for the first half of 2023 driven by lower balances within checking and savings of $347.1 million, or 9%, partially offset by higher money market and certificates of deposits (“CD”) balances of $170.9 million, or 17%, and brokered deposits of $43.0 million, or 24%. Rising short-term interest rates and competitive pressures for deposits continued throughout the second quarter of 2023 pushing many depositors to redeploy excess liquidity into products yielding higher interest rates.
•Deposit balances increased $51.0 million in the second quarter of 2023 led by CDs and money market balances which grew $89.2 million, or 25%, and $15.8 million, or 2%, respectively, partially offset by lower savings and checking balances of $47.8 million, or 7%, and $14.4 million, or less than 1%, respectively. The Company has used a mix of CD and money market promotions throughout the second quarter of 2023 to attract and retain deposits.
•As of June 30, 2023 and December 31, 2022, uninsured and uncollateralized deposits totaled 15% of total deposits and the Company had available liquidity of 2.0 times and 1.9 times total uninsured and uncollateralized deposits, respectively.
•As of June 30, 2023 the Company had $1.4 billion in available liquidity from different sources, or 30% of total deposits (not including brokered market availability).
•The loan-to-deposit ratio was 88% as of June 30, 2023 compared to 83% at December 31, 2022.

Borrowings
As of June 30, 2023, borrowings totaled $492.5 million, an increase of $183.0 million, or 59%, since December 31, 2022, and a decrease of $38.1 million, or 7%, since March 31, 2023.
•In the second quarter of 2023, the Company borrowed $135.0 million from the Bank Term Funding Program (“BTFP”) for a period of one year at a fixed rate of 4.70%. Under the program, the Company may prepay this borrowing at any time without penalty and the borrowing is secured by the Company's investment securities at par. The Company utilized the BTFP to manage borrowing costs while obtaining favorable prepayment terms.
•Federal Home Loan Bank ("FHLB") borrowings were used to supplement funding needed for modest asset growth for the first six months of 2023 of 1%.

Derivatives
The Company executed five fixed-for-floating interest rate swaps on a pool of residential mortgage loans through the first six months of 2023 for a total of $375.0 million of notional, including one in the second quarter for $75.0 million of notional.
•These five derivatives contributed $1.7 million of interest income through the six months ended June 30, 2023, including $1.2 million for the second quarter of 2023.
•In early July 2023, the Company executed a $75.0 million floating-for-fixed interest rate swap on borrowings for a period of 18 months.

Capital
As of June 30, 2023, the Company's regulatory capital ratios were each well in excess of regulatory capital requirements. The Company's common equity ratio was 8.13%, and its tangible common equity ratio (non-GAAP) was 6.57%, compared to 8.13% and 6.56%, respectively, as of March 31, 2023.

The Company announced a cash dividend of $0.42 per share, payable on July 31, 2023, to shareholders of record on July 14, 2023, representing an annualized dividend yield of 5.42%, based on the Company's closing share price of $30.97, as reported by NASDAQ on June 30, 2023.

The Company has repurchased 65,692 shares of its common stock at an average price of $33.36 per share through the first six months of 2023.

ASSET QUALITY

The Company's credit quality within its loan portfolio remained very strong throughout the second quarter of 2023. The Company continues to actively monitor its loan portfolio, particularly its commercial real estate loan portfolio, for signs of credit stress.
•Loans 30-89 days past due were 0.05% of total loans at June 30, 2023 and March 31, 2023, and 0.06% of total loans at December 31, 2022.
•Non-performing loans were 0.13% of total loans at June 30, 2023, March 31, 2023 and December 31, 2022.
•Annualized net charge-offs to average loans were 0.04% for the second quarter of 2023, 0.02% for the first quarter of 2023, and 0.03% for the fourth quarter of 2022. Higher net charge-offs for the second quarter of 2023 in comparison to the previous two quarters was not the result of any systemic trends within the loan portfolio.

Each quarter, the Company evaluates its investment portfolio for potential credit risk, and, through the evaluation of its holdings there were no credit concerns identified within its investment portfolio as of June 30, 2023. In the first quarter of 2023 the Company wrote-off one corporate bond in Signature Bank for $1.8 million.
•At June 30, 2023, the book value of the Company's corporate bonds totaled $44.7 million, of which 79% carry an investment-grade credit rating and the remaining are held in non-rated community banks within our markets. As of June 30, 2023, the corporate bond portfolio was comprised of 20 different companies, of which 18 were differing banks. The banks in the portfolio range from the largest U.S. banks to community banks, with the largest exposure being to a global systemically important bank, or “G-SIB”, with a book value of $6.7 million as of June 30, 2023.
•At June 30, 2023, the book value of the Company's municipal bonds totaled $105.2 million and all carry an investment-grade credit rating.

FINANCIAL OPERATING RESULTS (Q2 2023 vs. Q1 2023)

Net income for the second quarter of 2023 was $12.4 million, a decrease of $338,000, or 3%, compared to the first quarter of 2023. Excluding income taxes and provision for credit losses, adjusted earnings (non-GAAP) for the second quarter of 2023 was $15.7 million, a decrease of $2.3 million, or 13%, compared to last quarter.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2023 was $32.7 million, a decrease of $1.6 million, or 5%, compared to the first quarter of 2023. The decrease was driven by further net interest margin compression of 14 basis points during the second quarter of 2023 to 2.40%.
•Funding costs rose 36 basis points on a linked quarter basis to 1.81% for the second quarter of 2023. The increase reflects the impact of the increases in the Federal Funds Interest Rate, which totaled 75 basis points through the first six months of 2023. The increase in short-term interest rates has put a premium on deposits across our markets and has led to a very competitive marketplace. Our deposit beta, excluding brokered deposits, for the second quarter of 2023 was 53.9%, and from January 1, 2022 to June 30, 2023 was 47.5%.
•Yield on average interest-earning assets rose 20 basis points on a linked quarter basis to 4.12% for the second quarter of 2023 as our loan yield increased 23 basis points over this same period. The increase reflects the repricing of existing loans, higher loan pricing of new originations and continued redeployment of investment cash flows to fund loan growth.

Provision for Credit Losses
Asset quality remained very strong in the second quarter of 2023, although the risk of a macroeconomic slow-down in future periods remains consistent with the previous quarter's forecast. The Company continues to monitor any indicators of potential credit risk that would require additional ACL coverage should we enter into an economic slow-down. At June 30, 2023, the ACL on loans was 0.90% of total loans and was 7.1 times total non-performing loans, compared to 0.91% and 7.3 times, respectively, at March 31, 2023, and 0.92% and 7.2 times, respectively, at December 31, 2022.

The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q2 2023	Q1 2023	Increase / (Decrease)
Provision for credit losses - loans	$305	$439	$(134)
Credit for credit losses - off-balance sheet credit exposures	(202)	(275)	73
Provision for credit losses - HTM debt securities	—	1,838	(1,838)
Provision for credit losses	$103	$2,002	$(1,899)

In the first quarter of 2023, the Company wrote-off its Signature Bank corporate bond totaling $1.8 million and recognized the write-off as a provision for credit losses on HTM debt securities.

Non-Interest Income
Non-interest income for the second quarter of 2023 was $10.1 million, an increase of $244,000, or 2%, over the first quarter of 2023. The increases were across all categories with the exception of other income, which was lower primarily due to less back-to-back loan swap fee income of $280,000, and mortgage banking income, which was lower primarily due to the change in fair value of the residential mortgage loan pipeline on a linked-quarter basis.
•The Company sold $36.0 million, or 34%, of its residential mortgage originations in the second quarter of 2023, compared to $35.1 million, or 40%, in the previous quarter. Over the coming quarters, the Company anticipates its sale volume as a percent of total production will increase as it manages its on-books production in the current interest rate environment.

Non-Interest Expense
Non-interest expense for the second quarter of 2023 was $27.1 million, an increase of $978,000, or 4%, compared to the first quarter of 2023. The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the second quarter of 2023 was 63.42% and 63.07%, respectively, compared to 59.27% and 58.96% for the first quarter of 2023. The increase in the GAAP and non-GAAP efficiency ratios on a linked quarter-basis reflects the decrease in revenues from net interest income and increased expenses. For the second quarter of 2023, the Company's overhead ratio, which compares annualized non-interest expense for the quarter to average assets, was 1.90%, compared to 1.84% for the first quarter of 2023.
•Salaries and employee benefits costs increased 5% on a linked quarter basis, primarily due to higher incentive compensation expense due to the timing of annual incentive compensation true-ups that were paid out last quarter.

•Consulting and other professional fees increased by $320,000 on a linked quarter basis, primarily due timing of the annual equity award grant to the Company's independent directors in the second quarter of each year.
•Net occupancy costs decreased by $227,000 on a linked quarter basis, primarily due to seasonality between periods as we generally experience higher heating and related costs in the first quarter during the winter months within our markets.

Q2 2023 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, July 25, 2023 to discuss its second quarter 2023 financial results and outlook. Participants should dial into the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (Domestic):            (833) 470-1428
Live dial-in (All other locations):    (929) 526-1599
Participant access code:            366261
Live webcast:                https://events.q4inc.com/attendee/859163792

A link to the live webcast will be available on Camden National's website under "About — Investor Relations" at CamdenNational.bank prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England, with $5.8 billion in assets and approximately 630 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 57 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past four years, Camden National Bank was named a Customer Experience (CX) Leader by Coalition Greenwich, a division of CRISIL. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as Lender at Work for Maine for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, including Camden National, which could affect Camden National's ability to attract and retain depositors, and could affect the ability of financial services providers, including the Company, to borrow or raise capital; actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions; changes to regulatory capital requirements in response to recent developments affecting the banking sector; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of the war in Ukraine, the COVID-19 pandemic and other notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possible materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measures help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliations to the comparable GAAP financial measures can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period and is presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Six Months Ended
(In thousands, except number of shares and per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Financial Condition Data
Investments	$1,211,679	$1,249,882	$1,352,882	$1,211,679	$1,352,882
Loans	4,112,271	4,073,108	3,724,227	4,112,271	3,724,227
Allowance for credit losses on loans	36,983	37,134	34,244	36,983	34,244
Total assets	5,750,001	5,716,605	5,466,496	5,750,001	5,466,496
Deposits	4,693,745	4,642,734	4,527,061	4,693,745	4,527,061
Borrowings	492,513	530,649	415,833	492,513	415,833
Shareholders' equity	467,376	464,874	446,381	467,376	446,381
Operating and Per Share Data
Net income	$12,389	$12,727	$15,026	$25,116	$31,821
Earnings before income taxes and provision for credit losses(1)	15,657	17,981	21,119	33,638	41,100
Diluted earnings per share	0.85	0.87	1.02	1.72	2.15
Cash dividends declared per share	0.42	0.42	0.40	0.84	0.80
Book value per share	32.11	31.87	30.52	32.11	30.52
Tangible book value per share(1)	25.52	25.28	23.92	25.52	23.92
Profitability Ratios
Return on average assets	0.87%	0.91%	1.11%	0.89%	1.18%
Return on average equity	10.66%	11.16%	13.16%	10.91%	13.06%
Return on average tangible equity(1)	13.55%	14.21%	16.83%	13.88%	16.38%
GAAP efficiency ratio	63.42%	59.27%	55.70%	61.31%	56.21%
Efficiency ratio(1)	63.07%	58.96%	55.42%	60.99%	55.94%
Net interest margin (fully-taxable equivalent)	2.40%	2.54%	2.84%	2.47%	2.85%
Asset Quality Ratios
ACL on loans to total loans	0.90%	0.91%	0.92%	0.90%	0.92%
Non-performing assets to total assets	0.09%	0.09%	0.11%	0.09%	0.11%
Annualized net charge-offs (recoveries) to average loans	0.04%	0.02%	—%	0.03%	0.02%
Capital Ratios
Common equity ratio	8.13%	8.13%	8.17%	8.13%	8.17%
Tangible common equity ratio(1)	6.57%	6.56%	6.51%	6.57%	6.51%
Tier 1 leverage capital ratio	9.29%	9.24%	9.25%	9.29%	9.25%
Common equity tier 1 risk-based capital ratio	11.90%	11.90%	12.04%	11.90%	12.04%
Total risk-based capital ratio	13.92%	13.95%	14.15%	13.92%	14.15%
(1)    This is a non-GAAP measure, please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	June 30, 2023	December 31, 2022	June 30, 2022
ASSETS
Cash, cash equivalents and restricted cash	$94,278	$75,427	$76,423
Investments:
Trading securities	4,235	3,990	3,808
Available-for-sale securities, at fair value (amortized cost of $757,959, $796,960, and $864,600 respectively)	658,205	695,875	788,123
Held-to-maturity securities, at amortized cost (fair value of $495,590, $506,193 and $537,538 respectively)	534,584	546,583	546,520
Other investments	14,655	12,713	14,431
Total investments	1,211,679	1,259,161	1,352,882
Loans held for sale, at fair value (book value of $11,685, $5,259, and $3,380 respectively)	12,036	5,197	3,340
Loans:
Commercial real estate	1,677,002	1,624,937	1,532,914
Commercial	421,977	429,499	421,220
SBA PPP	460	632	2,509
Residential real estate	1,760,443	1,700,266	1,517,239
Consumer and home equity	252,389	255,019	250,345
Total loans	4,112,271	4,010,353	3,724,227
Less: allowance for credit losses on loans	(36,983)	(36,922)	(34,244)
Net loans	4,075,288	3,973,431	3,689,983
Goodwill and core deposit intangible assets	95,964	96,260	96,573
Other assets	260,756	262,374	247,295
Total assets	$5,750,001	$5,671,850	$5,466,496
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,015,184	$1,141,753	$1,228,146
Interest checking	1,627,250	1,763,850	1,448,408
Savings and money market	1,377,791	1,439,622	1,470,720
Certificates of deposit	449,265	300,451	296,408
Brokered deposits	224,255	181,253	83,379
Total deposits	4,693,745	4,826,929	4,527,061
Short-term borrowings	448,182	265,176	371,502
Junior subordinated debentures	44,331	44,331	44,331
Accrued interest and other liabilities	96,367	84,136	77,221
Total liabilities	5,282,625	5,220,572	5,020,115
Commitments and Contingencies
Shareholders’ equity
Common stock, no par value: authorized 40,000,000 shares, issued and outstanding 14,554,778, 14,567,325 and 14,625,041 shares on June 30, 2023, December 31, 2022 and June 30, 2022, respectively	114,302	115,069	116,825
Retained earnings	475,008	462,164	444,522
Accumulated other comprehensive loss:
Net unrealized loss on debt securities, net of tax	(127,829)	(131,539)	(116,037)
Net unrealized gain on cash flow hedging derivative instruments, net of tax	6,213	5,891	3,985
Net unrecognized loss on postretirement plans, net of tax	(318)	(307)	(2,914)
Total accumulated other comprehensive loss	(121,934)	(125,955)	(114,966)
Total shareholders’ equity	467,376	451,278	446,381
Total liabilities and shareholders’ equity	$5,750,001	$5,671,850	$5,466,496

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended			For The Six Months Ended
(In thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest Income
Interest and fees on loans	$48,645	$45,332	$33,121	$93,977	$65,156
Taxable interest on investments	5,852	5,963	5,850	11,815	11,639
Nontaxable interest on investments	762	763	770	1,525	1,534
Dividend income	267	219	106	486	212
Other interest income	529	448	183	977	347
Total interest income	56,055	52,725	40,030	108,780	78,888
Interest Expense
Interest on deposits	19,245	15,832	2,510	35,077	4,343
Interest on borrowings	3,587	2,085	454	5,672	585
Interest on junior subordinated debentures	533	528	532	1,061	1,061
Total interest expense	23,365	18,445	3,496	41,810	5,989
Net interest income	32,690	34,280	36,534	66,970	72,899
Provision for credit losses	103	2,002	2,345	2,105	1,270
Net interest income after provision for credit losses	32,587	32,278	34,189	64,865	71,629
Non-Interest Income
Debit card income	3,079	2,938	3,213	6,017	6,137
Service charges on deposit accounts	1,935	1,762	1,931	3,697	3,764
Income from fiduciary services	1,775	1,600	1,681	3,375	3,312
Brokerage and insurance commissions	1,152	1,093	1,272	2,245	2,266
Mortgage banking income, net	590	716	1,517	1,306	2,551
Bank-owned life insurance	613	592	569	1,205	1,145
Net loss on sale of securities	—	—	(9)	—	(9)
Other income	966	1,165	967	2,131	1,800
Total non-interest income	10,110	9,866	11,141	19,976	20,966
Non-Interest Expense
Salaries and employee benefits	15,288	14,573	15,402	29,861	30,908
Furniture, equipment and data processing	3,179	3,211	3,202	6,390	6,334
Net occupancy costs	1,852	2,079	1,806	3,931	3,950
Debit card expense	1,262	1,201	1,134	2,463	2,200
Consulting and professional fees	1,375	1,055	1,293	2,430	2,300
Regulatory assessments	868	845	515	1,713	1,170
Amortization of core deposit intangible assets	148	148	157	296	313
Other real estate owned and collection costs (recoveries), net	4	5	38	9	(47)
Other expenses	3,167	3,048	3,009	6,215	5,637
Total non-interest expense	27,143	26,165	26,556	53,308	52,765
Income before income tax expense	15,554	15,979	18,774	31,533	39,830
Income Tax Expense	3,165	3,252	3,748	6,417	8,009
Net Income	$12,389	$12,727	$15,026	$25,116	$31,821
Per Share Data
Basic earnings per share	$0.85	$0.87	$1.02	$1.72	$2.16
Diluted earnings per share	0.85	0.87	1.02	1.72	2.15

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$27,008	$26,018	$51,018	4.90%	3.89%	0.43%
Investments - taxable	1,212,942	1,237,351	1,366,612	2.08%	2.06%	1.78%
Investments - nontaxable(1)	105,210	105,502	112,954	3.67%	3.66%	3.45%
Loans(2):
Commercial real estate	1,670,299	1,646,005	1,500,284	4.75%	4.61%	3.73%
Commercial(1)	405,485	409,112	399,240	5.83%	5.49%	3.64%
SBA PPP	512	594	4,696	4.27%	2.55%	13.88%
Municipal(1)	17,484	15,997	18,633	3.98%	3.56%	3.13%
Residential real estate	1,748,443	1,715,192	1,457,639	4.06%	3.78%	3.42%
Consumer and home equity	253,308	253,760	240,967	7.53%	7.10%	4.26%
Total loans	4,095,531	4,040,660	3,621,459	4.73%	4.50%	3.64%
Total interest-earning assets	5,440,691	5,409,531	5,152,043	4.12%	3.92%	3.11%
Other assets	271,822	278,136	259,592
Total assets	$5,712,513	$5,687,667	$5,411,635

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$999,809	$1,076,469	$1,199,678	—%	—%	—%
Interest checking	1,638,677	1,689,862	1,426,335	2.28%	2.00%	0.32%
Savings	685,282	734,804	751,274	0.10%	0.08%	0.04%
Money market	692,330	699,080	707,176	2.47%	2.20%	0.42%
Certificates of deposit	410,272	320,209	298,335	2.55%	1.73%	0.44%
Total deposits	4,426,370	4,520,424	4,382,798	1.48%	1.22%	0.21%
Borrowings:
Brokered deposits	237,083	220,559	145,735	4.89%	4.05%	0.59%
Customer repurchase agreements	192,428	182,754	223,212	1.47%	1.07%	0.40%
Junior subordinated debentures	44,331	44,331	44,331	4.83%	4.83%	4.81%
Other borrowings	272,737	175,223	85,917	4.23%	3.71%	1.07%
Total borrowings	746,579	622,867	499,195	3.77%	3.13%	0.97%
Total funding liabilities	5,172,949	5,143,291	4,881,993	1.81%	1.45%	0.29%
Other liabilities	73,366	81,725	71,838
Shareholders' equity	466,198	462,651	457,804
Total liabilities & shareholders' equity	$5,712,513	$5,687,667	$5,411,635
Net interest rate spread (fully-taxable equivalent)				2.31%	2.47%	2.82%
Net interest margin (fully-taxable equivalent)				2.40%	2.54%	2.84%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For The Six Months Ended		For The Six Months Ended
(Dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$26,515	$75,375	4.41%	0.23%
Investments - taxable	1,225,079	1,387,971	2.07%	1.74%
Investments - nontaxable(1)	105,355	113,982	3.67%	3.41%
Loans(2):
Commercial real estate	1,658,219	1,494,824	4.68%	3.69%
Commercial(1)	407,288	386,147	5.66%	3.59%
SBA PPP	553	13,145	3.35%	18.12%
Municipal(1)	16,744	16,937	3.78%	3.28%
Residential real estate	1,731,911	1,402,838	3.92%	3.44%
Consumer and home equity	253,533	233,888	7.31%	4.26%
Total loans	4,068,248	3,547,779	4.61%	3.67%
Total interest-earning assets	5,425,197	5,125,107	4.02%	3.09%
Other assets	274,961	291,236
Total assets	$5,700,158	$5,416,343

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,037,927	$1,199,567	—%	—%
Interest checking	1,664,128	1,420,552	2.14%	0.26%
Savings	709,907	751,087	0.09%	0.04%
Money market	695,687	708,708	2.33%	0.36%
Certificates of deposit	365,489	301,510	2.19%	0.44%
Total deposits	4,473,138	4,381,424	1.35%	0.18%
Borrowings:
Brokered deposits	228,866	160,982	4.49%	0.57%
Customer repurchase agreements	187,618	215,721	1.28%	0.33%
Junior subordinated debentures	44,331	44,331	4.83%	4.83%
Other borrowings	224,249	43,998	4.03%	1.06%
Total borrowings	685,064	465,032	3.48%	0.91%
Total funding liabilities	5,158,202	4,846,456	1.63%	0.25%
Other liabilities	77,522	78,453
Shareholders' equity	464,434	491,434
Total liabilities & shareholders' equity	$5,700,158	$5,416,343
Net interest rate spread (fully-taxable equivalent)			2.39%	2.84%
Net interest margin (fully-taxable equivalent)			2.47%	2.85%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Six Months Ended June 30, 2023	At or For The Three Months Ended March 31, 2023	At or For The Year Ended December 31, 2022	At or For The Nine Months Ended September 30, 2022	At or For The Six Months Ended June 30, 2022
Non-accrual loans:
Residential real estate	$1,781	$1,713	$1,733	$1,562	$1,831
Commercial real estate	56	56	57	73	182
Commercial	729	748	715	541	723
Consumer and home equity	482	441	486	589	769
Total non-accrual loans	3,048	2,958	2,991	2,765	3,505
Accruing troubled-debt restructured loans not included above	2,140	2,154	2,114	2,285	2,316
Total non-performing loans	5,188	5,112	5,105	5,050	5,821
Other real estate owned	—	—	—	—	—
Total non-performing assets	$5,188	$5,112	$5,105	$5,050	$5,821
Loans 30-89 days past due:
Residential real estate	$1,192	$313	$1,038	$2,326	$918
Commercial real estate	112	111	323	195	258
Commercial	294	1,030	802	1,344	422
Consumer and home equity	653	684	391	843	577
Total loans 30-89 days past due	$2,251	$2,138	$2,554	$4,708	$2,175
ACL on loans at the beginning of the period	$36,922	$36,922	$33,256	$33,256	$33,256
Provision for loan losses	744	439	4,430	3,788	1,275
Charge-offs:
Residential real estate	18	18	66	65	16
Commercial	846	312	1,042	744	561
Consumer and home equity	31	4	134	130	84
Total charge-offs	895	334	1,242	939	661
Total recoveries	(212)	(107)	(478)	(437)	(374)
Net charge-offs	683	227	764	502	287
ACL on loans at the end of the period	$36,983	$37,134	$36,922	$36,542	$34,244
Components of ACL:
ACL on loans	$36,983	$37,134	$36,922	$36,542	$34,244
ACL on off-balance sheet credit exposures(1)	2,788	2,990	3,265	3,441	3,190
ACL, end of period	$39,771	$40,124	$40,187	$39,983	$37,434
Ratios:
Non-performing loans to total loans	0.13%	0.13%	0.13%	0.13%	0.16%
Non-performing assets to total assets	0.09%	0.09%	0.09%	0.09%	0.11%
ACL on loans to total loans	0.90%	0.91%	0.92%	0.95%	0.92%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.04%	0.02%	0.03%	0.02%	—%
Year-to-date	0.03%	0.02%	0.02%	0.02%	0.02%
ACL on loans to non-performing loans	712.86%	726.41%	723.25%	723.60%	588.28%
Loans 30-89 days past due to total loans	0.05%	0.05%	0.06%	0.12%	0.06%
(1)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income, as presented	$12,389	$12,727	$15,026	$25,116	$31,821
Add: amortization of core deposit intangible assets, net of tax(1)	117	117	124	234	247
Net income, adjusted for amortization of core deposit intangible assets	$12,506	$12,844	$15,150	$25,350	$32,068
Average equity, as presented	$466,198	$462,651	$457,804	$464,434	$491,434
Less: average goodwill and core deposit intangible assets	(96,036)	(96,191)	(96,648)	(96,113)	(96,731)
Average tangible equity	$370,162	$366,460	$361,156	$368,321	$394,703
Return on average equity	10.66%	11.16%	13.16%	10.91%	13.06%
Return on average tangible equity	13.55%	14.21%	16.83%	13.88%	16.38%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Non-interest expense, as presented	$27,143	$26,165	$26,556	$53,308	$52,765
Net interest income, as presented	$32,690	$34,280	$36,534	$66,970	$72,899
Add: effect of tax-exempt income(1)	235	229	231	464	458
Non-interest income, as presented	10,110	9,866	11,141	19,976	20,966
Add: net loss on sale of securities	—	—	9	—	9
Adjusted net interest income plus non-interest income	$43,035	$44,375	$47,915	$87,410	$94,332
GAAP efficiency ratio	63.42%	59.27%	55.70%	61.31%	56.21%
Non-GAAP efficiency ratio	63.07%	58.96%	55.42%	60.99%	55.94%
(1) Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income, as presented	$12,389	$12,727	$15,026	$25,116	$31,821
Add: provision for credit losses	103	2,002	2,345	2,105	1,270
Add: income tax expense	3,165	3,252	3,748	6,417	8,009
Earnings before income taxes and provision for credit losses	15,657	17,981	21,119	33,638	41,100
Less: SBA PPP loan income	(6)	(4)	(165)	(9)	(1,198)
Earnings before income taxes and provision for credit losses and SBA PPP loan income	$15,651	$17,977	$20,954	$33,629	$39,902

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	June 30, 2023	March 31, 2023	June 30, 2022
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$467,376	$464,874	$446,381
Less: goodwill and core deposit intangible assets	(95,964)	(96,112)	(96,573)
Tangible shareholders' equity	$371,412	$368,762	$349,808
Shares outstanding at period end	14,554,778	14,587,906	14,625,041
Book value per share	$32.11	$31.87	$30.52
Tangible book value per share	25.52	25.28	23.92
Tangible Common Equity Ratio:
Total assets	$5,750,001	$5,716,605	$5,466,496
Less: goodwill and core deposit intangible assets	(95,964)	(96,112)	(96,573)
Tangible assets	$5,654,037	$5,620,493	$5,369,923
Common equity ratio	8.13%	8.13%	8.17%
Tangible common equity ratio	6.57%	6.56%	6.51%

Core Deposits:
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Total deposits	$4,693,745	$4,642,734	$4,527,061
Less: certificates of deposit	(449,265)	(360,103)	(296,408)
Less: brokered deposits	(224,255)	(215,949)	(83,379)
Core deposits	$4,020,225	$4,066,682	$4,147,274

Average Core Deposits:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Total average deposits, as presented(1)	$4,426,370	$4,520,424	$4,382,798	$4,473,138	$4,381,424
Less: average certificates of deposit	(410,272)	(320,209)	(298,335)	(365,489)	(301,510)
Average core deposits	$4,016,098	$4,200,215	$4,084,463	$4,107,649	$4,079,914
(1)     Brokered deposits are excluded from total average deposits, as presented on the Average Balance, Interest and Yield/Rate analysis table.